TEMPUR SEALY REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2019 RESULTS
- Fourth Quarter Net Sales Increased 29%, Direct Channel Net Sales Increased 62%
- Full Year Net Income Increased 89%, Full Year EPS Increased 88% to $3.42
- Establishes 2020 Adjusted EBITDA Guidance Range of $575 - $650 million

LEXINGTON, KY, February 13, 2020 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the fourth quarter and year ended December 31, 2019. The Company also issued financial guidance for the full year 2020.

FOURTH QUARTER 2019 FINANCIAL SUMMARY

•
Total net sales increased 28.9% to $871.3 million as compared to $676.1 million in the fourth quarter of 2018. On a constant currency basis(1), total net sales increased 29.2%, with an increase of 36.3% in the North America business segment and an increase of 4.0% in the International business segment.

•
Gross margin was 44.3% as compared to 41.9% in the fourth quarter of 2018. Adjusted gross margin(1) was 42.4% in the fourth quarter of 2018. There were no adjustments to gross margin in the fourth quarter of 2019.

•
Operating income increased 46.1% to $84.6 million as compared to $57.9 million in the fourth quarter of 2018. Operating income in the fourth quarter of 2019 included $29.8 million of charges associated with a wholesale customer bankruptcy. Adjusted operating income(1) increased 36.6% to $124.0 million as compared to $90.8 million in the fourth quarter of 2018.

•
Net income increased 275.6% to $46.2 million as compared to $12.3 million in the fourth quarter of 2018. Adjusted net income(1) increased 51.7% to $75.4 million as compared to $49.7 million in the fourth quarter of 2018.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) increased 44.3% to $112.4 million as compared to $77.9 million in the fourth quarter of 2018. Adjusted EBITDA(1) increased 29.3% to $152.4 million as compared to $117.9 million in the fourth quarter of 2018.

•	Earnings per diluted share ("EPS") increased to $0.84 as compared to $0.22 in the fourth quarter of 2018. Adjusted EPS(1) increased 52.2% to $1.37 as compared to $0.90 in the fourth quarter of 2018.

•	Net cash provided by operating activities increased to a record $113.1 million compared to $76.9 million in the fourth quarter of 2018.

FULL YEAR 2019 FINANCIAL SUMMARY

•	Total net sales increased 14.9% to $3,106.0 million from $2,702.9 million in 2018.

•	Gross margin was 43.2% in 2019 as compared to 41.5% in 2018. Adjusted gross margin(1) was 41.9% in 2018. There were no adjustments to gross margin in 2019.

•	Operating income was $346.7 million as compared to $256.3 million in 2018. Adjusted operating income(1) was $392.2 million as compared to $307.6 million in 2018.

•	Net income was $189.5 million as compared to $100.5 million in 2018. Adjusted net income(1) was $221.9 million as compared to $163.0 million in 2018.

•	EBITDA(1) increased 31.5% to $468.4 million as compared to $356.1 million in 2018. Adjusted EBITDA(1) increased 19.6% to $508.1 million as compared to $424.7 million in 2018.

•	EPS increased to $3.42 as compared to $1.82 in 2018. Adjusted EPS(1) increased 35.5% to $4.01 as compared to $2.96 in 2018.

•	Net cash provided by operating activities increased to a record $314.8 million compared to $207.5 million in 2018.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(1)	Year Ended		% Reported Change	% Constant Currency Change(1)
	December 31, 2019	December 31, 2018			December 31, 2019	December 31, 2018
Net sales	$871.3	$676.1	28.9%	29.2%	$3,106.0	$2,702.9	14.9%	16.0%
Net income	$46.2	$12.3	275.6%	276.4%	$189.5	$100.5	88.6%	92.1%
EBITDA (1)	$112.4	$77.9	44.3%	44.6%	$468.4	$356.1	31.5%	33.2%
Adjusted EBITDA (1)	$152.4	$117.9	29.3%	29.5%	$508.1	$424.7	19.6%	21.0%
EPS	$0.84	$0.22	281.8%	281.8%	$3.42	$1.82	87.9%	91.2%
Adjusted EPS (1)	$1.37	$0.90	52.2%	52.2%	$4.01	$2.96	35.5%	37.5%

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Company Chairman and CEO Scott Thompson commented, "The investments we have made over the past four years strengthening the long-term foundation of our company investments have enhanced our competitive position. We exited 2019 with all-time record fourth quarter sales, adjusted EBITDA, and free cash flow. The combination of our powerful omni-channel distribution platform coupled with our market leading brands and products continues to drive market share gains and solid financial performance. We are carrying our momentum from 2019 forward, and we expect record full-year revenues and over 20% growth in adjusted EBITDA in 2020.”

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 36.3% to $719.2 million as compared to $527.6 million in the fourth quarter of 2018. On a constant currency basis(1), North America net sales increased 36.3% as compared to the fourth quarter of 2018. Gross margin was 42.3% as compared to 39.2% in the fourth quarter of 2018. Adjusted gross margin(1) was 39.8% in the fourth quarter of 2018. Operating margin was 11.2% as compared to 9.5% in the fourth quarter of 2018. Adjusted operating margin(1) was 16.6% as compared to 14.2% in the fourth quarter of 2018.

North America net sales through the wholesale channel increased $153.8 million, or 31.6%, to $641.0 million as compared to the fourth quarter of 2018, driven primarily by the expansion of our retail distribution network. North America net sales through the direct channel increased $37.8 million, or 93.6%, to $78.2 million, as compared to the fourth quarter of 2018, driven primarily by growth from company-owned stores, which includes the acquisition of Sleep Outfitters. North America net sales through the direct channel, excluding Sleep Outfitters, increased approximately 30% as compared to the fourth quarter of 2018.

North America gross margin improved 250 basis points as compared to adjusted gross margin(1) in the fourth quarter of 2018. The improvement was driven primarily by favorable brand mix, fixed cost leverage on higher unit volume, and lower commodity costs. These improvements were partially offset by increased floor model expenses. North America adjusted operating margin(1) improved 240 basis points as compared to the fourth quarter of 2018. The improvement in adjusted operating margin was driven primarily by the improvement in gross margin and operating expense leverage, partially offset by increased variable compensation.

International net sales increased 2.4% to $152.1 million as compared to $148.5 million in the fourth quarter of 2018. On a constant currency basis(1), International net sales increased 4.0% as compared to the fourth quarter of 2018. Gross margin was 54.2% as compared to 51.5% in the fourth quarter of 2018. Adjusted gross margin(1) was 51.7% in the fourth quarter of 2018. Operating margin was 23.3% as compared to 21.6% in the fourth quarter of 2018. Adjusted operating margin(1) was 24.8% in the fourth quarter of 2018.

International net sales through the wholesale channel decreased $1.4 million, or 1.2%, to $117.9 million as compared to the fourth quarter of 2018. International net sales through the direct channel increased $5.0 million, or 17.1%, to $34.2 million as compared to the fourth quarter of 2018.

International gross margin improved 250 basis points as compared to adjusted gross margin(1) in the fourth quarter of 2018. The improvement was driven primarily by country and channel mix. International operating margin declined 150 basis points as compared to adjusted operating margin(1) in the fourth quarter of 2018. The decline was driven primarily by increases in operating expenses, offset by the improvement in gross margin.

Corporate operating expense increased to $31.5 million as compared to $24.1 million in the fourth quarter of 2018. Corporate adjusted operating expense(1) increased to $30.8 million as compared to $20.9 million in the fourth quarter of 2018. The increase in operating expenses was primarily driven by increased variable compensation expense due to the Company performing above targeted expectations.

The Company ended the fourth quarter of 2019 with total debt and consolidated indebtedness less netted cash(1) of $1.5 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.92 times for the year ended December 31, 2019. During the fourth quarter of 2019, the Company repurchased 0.6 million shares of its common stock for a total cost of $50.0 million. As of December 31, 2019, the Company had approximately $124.6 million available under its existing share repurchase authorization. In a separate press release issued today, Tempur Sealy International announced that its Board of Directors increased the authorization under the Company's share repurchase program to approximately $300.0 million.

Consolidated net income increased 275.6% to $46.2 million as compared to $12.3 million in the fourth quarter of 2018. Adjusted net income(1) increased 51.7% to $75.4 million as compared to $49.7 million in the fourth quarter of 2018. EPS increased 281.8% to $0.84 as compared to $0.22 in the fourth quarter of 2018. Adjusted EPS(1) increased 52.2% to $1.37 as compared to $0.90 in the fourth quarter of 2018.

Financial Guidance

For the full year 2020, the Company currently expects adjusted EBITDA(1) to range from $575 million to $650 million.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

Adjusted EBITDA as used in connection with the Company's 2020 outlook is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile this forward-looking non-GAAP financial measure to net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in 2020 but would not impact adjusted EBITDA. Such items may include restructuring activities, foreign currency exchange rates, income taxes and other items. The unavailable information could have a significant impact on the Company’s full year 2020 GAAP financial results.
Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, February 13, 2020, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted operating income (expense), adjusted gross profit, adjusted gross margin, adjusted operating margin, free cash flow, consolidated indebtedness, and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding EBITDA and adjusted EBITDA for 2020 and performance generally for 2020 and subsequent periods and the Company's expectations for increasing sales growth, product launches, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally on the Company’s business segments and expectations regarding growth of the mattress industry; uncertainties arising from global events, natural disasters or pandemics; the effects of strategic investments on the Company’s operations, including efforts to expand its global market share; the ability to develop and successfully launch new products; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the ability to increase sales productivity within existing retail accounts and to further penetrate the retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches, and the related expenses and life cycles of such products; the ability to continuously improve and expand the Company’s product line; the ability to maintain efficient, timely and cost-effective production and delivery of products and manage growth generally and in connection with the new or expanded supply agreements with Mattress Firm, Inc., Big Lots, Inc. and Beter Bed Holding N.V.; the effects of consolidation of retailers on revenues and costs; competition in the Company’s industry; consumer acceptance of the Company’s products; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector; financial distress among the Company’s business partners, customers and competitors; financial solvency and related problems experienced by other market participants; the Company’s ability to execute on its strategy to optimize and integrate assets of Innovative Mattress Solutions, LLC acquired by an affiliate of the Company (Sleep Outfitters); risks associated with the Company's acquisition of 80% ownership of Sherwood Acquisition Holdings, LLC, including the possibility that the expected benefits of the acquisition are not realized when expected or at all; the Company's reliance on information technology and associated risks involving potential security lapses and/or cyber-based attacks; the outcome of pending tax audits or other tax, regulatory or investigation

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

proceedings and pending litigation; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carryforwards; the Company’s capital structure and debt level, including its ability to meet financial obligations and continue to comply with the terms and financial ratio covenants of its credit facilities; changes in interest rates; effects of changes in foreign exchange rates on the Company’s reported earnings; changing commodity costs; disruptions in the supply of raw materials, or loss of suppliers; expectations regarding the Company's target leverage and share repurchase program; sales fluctuations due to seasonality; the effect of future legislative or regulatory changes, including changes in international trade duties, tariffs and other aspects of international trade policy; the Company’s ability to protect its intellectual property; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by changes in its executive management team.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2018. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.
Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		Chg %	December 31,		Chg %
	2019	2018		2019	2018
Net sales	$871.3	$676.1	28.9%	$3,106.0	$2,702.9	14.9%
Cost of sales	484.9	392.9		1,763.8	1,582.2
Gross profit	386.4	283.2	36.4%	1,342.2	1,120.7	19.8%
Selling and marketing expenses	180.9	143.2		666.3	587.8
General, administrative and other expenses	96.6	67.0		315.3	273.0
Customer-related charges (2)	29.8	21.2		29.8	21.2
Equity income in earnings of unconsolidated affiliates	(5.5)	(6.1)		(15.9)	(17.6)
Operating income	84.6	57.9	46.1%	346.7	256.3	35.3%

Other expense, net:
Interest expense, net	20.0	22.8		85.7	92.3
Other expense (income), net	2.0	0.8		(4.5)	(1.0)
Total other expense. net	22.0	23.6		81.2	91.3

Income from continuing operations before income taxes	62.6	34.3	82.5%	265.5	165.0	60.9%
Income tax provision	(15.9)	(15.2)		(74.7)	(49.6)
Income from continuing operations	46.7	19.1	144.5%	190.8	115.4	65.3%
Loss from discontinued operations, net of tax	(0.6)	(6.9)		(1.4)	(17.8)
Net income before non-controlling interests	46.1	12.2	277.9%	189.4	97.6	94.1%
Less: Net loss attributable to non-controlling interests	(0.1)	(0.1)		(0.1)	(2.9)
Net income attributable to Tempur Sealy International, Inc.	$46.2	$12.3	275.6%	$189.5	$100.5	88.6%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.87	$0.35		$3.50	$2.17
Loss per share for discontinued operations	(0.01)	(0.12)		(0.02)	(0.32)
Earnings per share	$0.86	$0.23	273.9%	$3.48	$1.85	88.1%

Diluted
Earnings per share for continuing operations	$0.85	$0.35		$3.45	$2.15
Loss per share for discontinued operations	(0.01)	(0.13)		(0.03)	(0.33)
Earnings per share	$0.84	$0.22	281.8%	$3.42	$1.82	87.9%

Weighted average common shares outstanding:
Basic	54.0	54.5		54.5	54.4
Diluted	55.1	55.1		55.4	55.1

Please refer to Footnotes at the end of this release.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions)

	December 31, 2019	December 31, 2018
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$64.9	$45.8
Accounts receivable, net	372.0	321.5
Inventories	260.5	222.3
Prepaid expenses and other current assets	202.8	215.8
Total Current Assets	900.2	805.4
Property, plant and equipment, net	435.8	420.8
Goodwill	732.3	723.0
Other intangible assets, net	641.4	649.3
Operating lease right-of-use assets	245.4	—
Deferred income taxes	14.1	22.6
Other non-current assets	92.6	94.3
Total Assets	$3,061.8	$2,715.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$251.7	$253.0
Accrued expenses and other current liabilities	473.2	359.2
Income taxes payable	11.0	9.7
Current portion of long-term debt	37.4	47.1
Total Current Liabilities	773.3	669.0
Long-term debt, net	1,502.6	1,599.1
Long-term operating lease obligations	205.4	—
Deferred income taxes	102.1	117.5
Other non-current liabilities	118.0	112.3
Total Liabilities	2,701.4	2,497.9

Stockholders' Equity:
Common stock, $0.01 par value, 300.0 million shares authorized; 99.2 million shares issued as of December 31, 2019 and 2018	1.0	1.0
Additional paid in capital	575.7	532.1
Retained earnings	1,703.3	1,513.8
Accumulated other comprehensive loss	(87.7)	(95.3)
Treasury stock at cost; 45.4 million and 44.7 million shares as of December 31, 2019 and 2018, respectively	(1,832.8)	(1,737.0)
Total stockholders' equity, net of non-controlling interest in subsidiaries	359.5	214.6
Non-controlling interest in subsidiaries	0.9	2.9
Total Stockholders' Equity	360.4	217.5
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$3,061.8	$2,715.4

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions) (unaudited)

	Year Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$189.4	$97.6
Loss from discontinued operations, net of tax	1.4	17.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89.7	87.1
Amortization of stock-based compensation	26.8	24.8
Amortization of deferred financing costs	2.4	2.3
Bad debt expense	29.3	31.3
Charitable stock donation	8.9	—
Deferred income taxes	(7.1)	6.0
Dividends received from unconsolidated affiliates	13.4	14.8
Equity income in earnings of unconsolidated affiliates	(15.9)	(17.6)
Loss on disposal of assets	1.0	3.3
Foreign currency adjustments and other	(5.2)	(2.1)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(76.0)	(46.3)
Inventories	(28.2)	(44.6)
Prepaid expenses and other assets	11.3	(14.4)
Operating leases, net	8.6	—
Accounts payable	(4.8)	28.7
Accrued expenses and other liabilities	67.3	43.2
Income taxes payable	2.5	(24.4)
Net cash provided by operating activities from continuing operations	314.8	207.5

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(88.2)	(73.6)
Acquisitions, net of cash acquired	(17.1)	—
Other	15.1	2.4
Net cash used in investing activities from continuing operations	(90.2)	(71.2)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	1,242.8	1,094.9
Repayments of borrowings under long-term debt obligations	(1,347.1)	(1,195.8)
Proceeds from exercise of stock options	17.8	4.6
Treasury stock repurchased	(105.7)	(4.6)
Payment of deferred financing costs	(3.2)	—
Repayments of finance lease obligations and other	(7.8)	(6.1)
Net cash used in financing activities from continuing operations	(203.2)	(107.0)

Net cash provided by continuing operations	21.4	29.3

CASH USED IN DISCONTINUED OPERATIONS
Operating cash flows	(2.0)	(24.4)
Investing cash flows	—	2.1
Financing cash flows	—	—
Net cash used in discontinued operations	(2.0)	(22.3)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(0.3)	(3.1)
Increase in cash and cash equivalents	19.1	3.9
CASH AND CASH EQUIVALENTS, beginning of period	45.8	41.9
CASH AND CASH EQUIVALENTS, end of period	64.9	45.8
LESS: CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	—
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	$64.9	$45.8

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended December 31, 2019 and 2018:

	Three Months Ended December 31,
(in millions)	Consolidated		North America (c)		International
	2019	2018	2019	2018	2019	2018
Wholesale (a)	$758.9	$606.5	$641.0	$487.2	$117.9	$119.3
Direct (b)	112.4	69.6	78.2	40.4	34.2	29.2
	$871.3	$676.1	$719.2	$527.6	$152.1	$148.5

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, e-commerce and call centers.
(c)
Sleep Outfitters' sales have been reclassified into the Direct channel for 2019 due to the acquisition on April 1, 2019. Sleep Outfitters, previously a third party retailer, had historically been part of the Wholesale channel.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, free cash flow, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, net cash provided by operating activities, earnings per share, operating income (expense) and operating margin as a measure of operating performance or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Please refer to Footnotes at the end of this release.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended December 31, 2019 and 2018:

	Three Months Ended
(in millions, except per share amounts)	December 31, 2019	December 31, 2018
Net income	$46.2	$12.3
Loss from discontinued operations, net of tax (1)	0.6	6.9
Customer-related charges (2)	29.8	21.2
Charitable stock donation (3)	8.9	—
Credit facility amendment (4)	0.7	—
Restructuring costs (5)	—	9.1
Supply chain transition costs (6)	—	2.8
Tax adjustments (7)	(10.8)	(2.6)
Adjusted net income	$75.4	$49.7

Adjusted earnings per share, diluted	$1.37	$0.90

Diluted shares outstanding	55.1	55.1

The following table sets forth the reconciliation of the Company’s reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2019 and 2018:

	Year Ended
(in millions, except per common share amounts)	December 31, 2019	December 31, 2018
Net income	$189.5	$100.5
Loss from discontinued operations, net of tax (1)	1.4	17.8
Customer-related charges (2)	29.8	21.2
Charitable stock donation (3)	8.9	—
Acquisition-related costs and other (8)	6.1	—
Credit facility amendment (4)	0.7	—
Restructuring costs (9)	—	24.9
Other income (10)	(7.2)	—
Supply chain transition costs (11)	—	7.3
Tax adjustments (7)	(7.3)	(8.7)
Adjusted net income	$221.9	$163.0

Adjusted earnings per share, diluted	$4.01	$2.96

Diluted shares outstanding	55.4	55.1

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported operating income (expense) to the calculation of adjusted operating income (expense) for the three months ended December 31, 2019. The Company had no adjustments to gross profit for the three months ended December 31, 2019.

	4Q 2019
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$871.3		$719.2		$152.1		$—

Gross profit	$386.4	44.3%	$304.0	42.3%	$82.4	54.2%	$—

Operating income (expense)	$84.6	9.7%	$80.6	11.2%	$35.5	23.3%	$(31.5)
Adjustments:
Customer-related charges (2)	29.8		29.8		—		—
Charitable stock donation (3)	8.9		8.9		—		—
Credit facility amendment (4)	0.7		—		—		0.7
Total adjustments	39.4		38.7		—		0.7

Adjusted operating income (expense)	$124.0	14.2%	$119.3	16.6%	$35.5	23.3%	$(30.8)

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended December 31, 2018.

	4Q 2018
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$676.1		$527.6		$148.5		$—

Gross profit	$283.2	41.9%	$206.7	39.2%	$76.5	51.5%	$—
Adjustments:
Restructuring costs (5)	1.6		1.3		0.3		—
Supply chain transition costs (6)	1.8		1.8		—		—
Total adjustments	3.4		3.1		0.3		—

Adjusted gross profit	$286.6	42.4%	$209.8	39.8%	$76.8	51.7%	$—

Operating income (expense)	$57.9	8.6%	$49.9	9.5%	$32.1	21.6%	$(24.1)
Adjustments:
Customer-related charges (2)	21.2		20.9		—		0.3
Restructuring costs (5)	8.9		1.3		4.7		2.9
Supply chain transition costs (6)	2.8		2.8		—		—
Total adjustments	32.9		25.0		4.7		3.2

Adjusted operating income (expense)	$90.8	13.4%	$74.9	14.2%	$36.8	24.8%	$(20.9)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted operating income (expense) for the year ended December 31, 2019. The Company had no adjustments to gross profit for the year ended December 31, 2019.

	FULL YEAR 2019
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$3,106.0		$2,533.3		$572.7		$—

Gross profit	$1,342.2	43.2%	$1,035.2	40.9%	$307.0	53.6%	$—

Operating income (expense)	$346.7	11.2%	$344.8	13.6%	$115.4	20.2%	$(113.5)
Adjustments:
Customer-related charges (2)	29.8		29.8		—		—
Charitable stock donation (3)	8.9		8.9		—		—
Acquisition-related costs and other (8)	6.1		1.7		0.3		4.1
Credit facility amendment (4)	0.7		—		—		0.7
Total adjustments	45.5		40.4		0.3		4.8

Adjusted operating income (expense)	$392.2	12.6%	$385.2	15.2%	$115.7	20.2%	$(108.7)

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2018.

	FULL YEAR 2018
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$2,702.9		$2,136.2		$566.7		$—

Gross profit	$1,120.7	41.5%	$823.4	38.5%	$297.3	52.5%	$—
Adjustments:
Restructuring costs (9)	6.4		6.1		0.3		—
Supply chain transition costs (11)	5.6		5.6		—		—
Total adjustments	12.0		11.7		0.3		—

Adjusted gross profit	$1,132.7	41.9%	$835.1	39.1%	$297.6	52.5%	$—

Operating income (expense)	$256.3	9.5%	$250.0	11.7%	$107.5	19.0%	$(101.2)
Adjustments:
Restructuring costs (9)	23.6		10.2		8.5		4.9
Customer-related charges (2)	21.2		20.9		—		0.3
Supply chain transition costs (11)	6.5		6.5		—		—
Total adjustments	51.3		37.6		8.5		5.2

Adjusted operating income (expense)	$307.6	11.4%	$287.6	13.5%	$116.0	20.5%	$(96.0)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA, Consolidated Indebtedness Less Netted Cash and Free Cash Flow

The following reconciliations are provided below:

•	Net income to EBITDA and adjusted EBITDA

•	Ratio of consolidated indebtedness less netted cash to adjusted EBITDA

•	Total debt, net to consolidated indebtedness less netted cash

•	Net cash provided by operating activities to free cash flow

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The following table sets forth the reconciliation of the Company’s reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended December 31, 2019 and 2018:

	Three Months Ended
(in millions)	December 31, 2019	December 31, 2018
Net income	$46.2	$12.3
Interest expense, net	20.0	22.8
Income tax provision	15.9	15.2
Depreciation and amortization	30.3	27.6
EBITDA	$112.4	$77.9
Adjustments:
Loss from discontinued operations, net of tax (1)	0.6	6.9
Customer-related charges (2)	29.8	21.2
Charitable stock donation (3)	8.9	—
Credit facility amendment (4)	0.7	—
Restructuring costs (5)	—	9.1
Supply chain transition costs (6)	—	2.8
Adjusted EBITDA	$152.4	$117.9

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the year ended December 31, 2019:

Year Ended
(in millions)	December 31, 2019
Net income	$189.5
Interest expense, net	85.7
Income tax provision	74.7
Depreciation and amortization	118.5
EBITDA	$468.4
Adjustments:
Loss from discontinued operations, net of tax (1)	1.4
Customer-related charges (2)	29.8
Charitable stock donation (3)	8.9
Acquisition-related costs and other (8)	6.1
Credit facility amendment (4)	0.7
Other income (10)	(7.2)
Adjusted EBITDA	$508.1

Consolidated indebtedness less netted cash	$1,483.6

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.92 times

On October 16, 2019, the Company entered into a senior secured credit agreement ("2019 Credit Agreement") with a syndicate of banks. Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the twelve months ended December 31, 2019, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of adjusted EBITDA under the 2019 Credit Agreement to consolidated indebtedness less netted cash is 2.92 times for the trailing twelve months ended December 31, 2019. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of December 31, 2019. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	December 31, 2019
Total debt, net	$1,540.0
Plus: Deferred financing costs (12)	7.0
Consolidated indebtedness	1,547.0
Less: Netted cash (13)	63.4
Consolidated indebtedness less netted cash	$1,483.6

The following table sets forth the reconciliation of the Company's net cash from operating activities to free cash flow for the three months and year ended December 31, 2019 and 2018:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Net cash provided by operating activities	$113.1	$76.9	$314.8	$207.5
Subtract: Purchases of property, plant and equipment	26.3	17.8	88.2	73.6
Free cash flow	$86.8	$59.1	$226.6	$133.9

Please refer to Footnotes at the end of this release.

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)
In the fourth quarter of 2019, the Company recorded $29.8 million of customer-related charges in connection with the bankruptcy of Mattress PAL Holding, LLC ("Mattress PAL") and resulting significant liquidity issues of Mattress PAL's affiliates to fully reserve trade receivables and other assets associated with this account. In the fourth quarter of 2018, the Company recorded $21.2 million of customer-related charges in connection with the bankruptcy of Innovative Mattress Solutions, LLC ("iMS") to fully reserve trade receivables and other assets associated with this account.

(3)	In the fourth quarter of 2019, the Company recorded an $8.9 million charge related to the donation of common stock at fair market value to certain public charities.
(4)	In the fourth quarter of 2019, the Company incurred $0.7 million of professional fees in connection with the amendment of the senior secured credit facility.
(5)
In the fourth quarter of 2018, the Company recorded $9.1 million of restructuring costs, which included $0.2 million of other expense, net. These costs included $1.5 million of charges associated with the operational alignment of a previous joint venture that became wholly owned in the North America business segment, which included $1.3 million in cost of sales and $0.2 million of other expense, net. Restructuring costs also included $4.7 million of charges in the International business segment associated with International simplification efforts, which included $0.3 million in cost of sales. Corporate recorded $2.9 million of professional fees related to restructuring activities.

(6)
In the fourth quarter of 2018, the Company recorded $2.8 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities, which included $1.8 million in cost of sales.

(7)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and other discrete income tax events.
(8)
In the first half of 2019, the Company recorded $6.1 million of acquisition-related and other costs, primarily related to post acquisition restructuring charges and professional fees incurred in connection with the acquisition of substantially all of the net assets of iMS by an affiliate of the Company.

(9)
In 2018, the Company recorded $24.9 million of restructuring costs, which included $1.3 million of other expense, net. These costs included $11.5 million of charges related to the operational alignment of a joint venture that was wholly owned in the North America business segment, which included $6.1 million in cost of sales and $1.3 million of other expense, net. Restructuring costs also included $8.5 million of expenses in the International business segment related to International simplification efforts, which included $0.3 million in cost of sales. Corporate recorded $4.9 million of professional fees related to restructuring activities.

(10)	In the first quarter of 2019, the Company recorded $7.2 million of other income related to the sale of its interest in a subsidiary of the Asia-Pacific joint venture.
(11)
In 2018, the Company recorded $7.3 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities, including $5.6 million in cost of sales and $0.8 million of other expense.

(12)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Consolidated Balance Sheets.

(13)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.